Exhibit 10.2

CONFIDENTIAL

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into by and between Timothy Peterman (“Employee”) and Evine Live Inc. (“Evine”), effective as of April 11, 2018 (the “Effective Date”).

RECITALS

A.       Employee has been employed by Evine as Executive Vice President, Chief Operating Officer and Chief Financial Officer.

B.       Employee received a letter outlining Employee’s current employment terms from Evine dated May 22, 2017 (the “Employment Letter”).

C.       Employee and Evine are parties to a Protective Covenants Agreement signed by Employee on March 21, 2015 (the “Protective Covenants Agreement”).

D.       Employee and Evine are parties to an Assignment and Confidentiality Agreement signed by Employee on March 30, 2015 (the “Confidentiality Agreement”).

E.       Employee has received applicable equity award documents related to the equity awards identified in Exhibit A to this Agreement in connection with Employee’s employment with Evine (collectively, the “Equity Awards”).

F.       Employee and Evine have agreed that Employee’s employment with Evine will end no later than June 1, 2018 (the “Anticipated Separation Date”).

G.        Employee and Evine have agreed to conclude their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

H.       Employee and Evine desire to resolve all of Employee’s potential claims on the terms set out in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Release referred to below, Employee and Evine, intending to be legally bound, agree as follows:

AGREEMENT

For the consideration described below, the adequacy of which Employee and Evine acknowledge, Employee and Evine, intending to be bound, agree as follows:

1.       Continued Employment.

(a)       Transition Period. Subject to the terms and conditions of this Agreement, Evine hereby agrees to continue Employee’s employment, and Employee hereby accepts continued employment by Evine, for the period (the “Transition Period”) commencing on the Effective Date and continuing until the earlier of (i) the Anticipated Separation Date, or (ii) the date on which Employee’s employment is terminated under Section 1(b). The effective date of the termination of Employee’s employment with Evine for any reason is referred to herein as the “Separation Date.” If the Separation Date is the Anticipated Separation Date, then Employee will experience a separation from service under Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder, effective as of the Anticipated Separation Date, and Employee’s separation from employment with the Company will be treated as a termination of employment at the initiative of the Company for reasons other than Cause under the Evine Live Inc. Executives’ Severance Benefit Plan dated effective as of July 25, 2016 (the “Executive Severance Plan”).

(b)       Early Termination. Employee will not terminate Employee’s employment before the Anticipated Separation Date. Evine will not terminate Employee’s employment before the Anticipated Separation Date for any reason other than Cause (defined in Section 1(c)). Upon the termination of Employee’s employment for any reason, Evine will pay to Employee such compensation that has been earned but not paid to Employee as of the Separation Date, payable in accordance with Evine’s normal payroll policies and procedures. If, prior to the Anticipated Separation Date, Evine terminates Employee’s employment for Cause, or Employee breaches this Agreement by terminating Employee’s employment before the Anticipated Separation Date, then Employee’s sole entitlement shall be compensation that has been earned but not paid to Employee as of the Separation Date and Employee retaining Employee’s rights under the Equity Awards in accordance with the terms of the Equity Awards, and Employee will not be eligible to receive any severance pay or benefits under the Executive Severance Plan.

(c)       Cause Definition. For purposes of this Agreement, “Cause” means (i) the willful refusal by Employee to perform Employee’s employment duties identified in this Agreement during the Transition Period; or (ii) the occurrence of any event that constitutes “Cause” under the Executive Severance Plan.

2.       Compensation and Benefits During the Transition Period.

(a)       Salary. While Employee is employed by Evine during the Transition Period, Evine will continue to pay Employee’s base salary as of the Effective Date (the “Transition Salary”), payable according to Evine’s regular payroll schedule. The Transition Salary will be subject to all legally required and authorized withholdings.

(b)       Benefits. While Employee is employed by Evine during the Transition Period, Employee shall remain eligible to participate in all employee benefit plans and programs generally available from time to time to employees of Evine, to the extent that Employee meets the eligibility requirements for each individual plan or program and subject to the provisions, rules, and regulations of, or applicable to, the plan or program. Evine provides no assurance as to the adoption or continuation of any particular employee benefit plan or program during the Transition Period.

(c)        Equity Awards. Employee’s rights under the Equity Awards will continue to be governed by the Equity Awards during and after the Transition Period.

(d)       Expenses. Evine will reimburse Employee for all reasonable and necessary out-of-pocket business expenses incurred by Employee in the performance of Employee’s duties and responsibilities for Evine during the Transition Period, subject to Evine’s normal policies and procedures for expenses verification and documentation.

(e)       No Additional Compensation. Except as set forth in Sections 2(a), (b) (c), and (d), Employee will not be eligible to receive any other form of compensation or reimbursement of any kind during the Transition Period.

3.       Duties. During the Transition Period, Employee’s duties will include such transition duties as Evine may reasonably assign to Employee.

4.       Severance Payments and Benefits Reimbursement Payments.

(a)               Separation on the Anticipated Separation Date. Subject to the conditions in Section 4(c), if Employee’s employment with Evine terminates on the Anticipated Separation Date, then Employee shall receive the severance payments under Section 5(b) of the Executive Severance Plan (payable in accordance with Section 6(b) of the Executive Severance Plan) and the benefits reimbursement payments under Section 7(b) of the Executive Severance Plan (collectively, the “Severance Benefits”), subject to the terms of the Executive Severance Plan, this Agreement and the Release (defined in Section 4(c)).

(b)              Evine Terminates Employee’s Employment For Cause Prior to the Anticipated Separation Date. If Employee’s employment with Evine terminates prior to the Anticipated Severance Date for Cause, then Employee will stop receiving any of the compensation and benefits identified in Section 2 as of the Separation Date (other than Employee retaining Employee’s rights under the Equity Awards in accordance with the terms of the Equity Awards), and Employee will not be eligible to receive the Severance Benefits.

(c)       Conditions. Employee’s receipt of Severance Benefits is subject to Employee’s satisfaction of the following conditions: (i) Employee has signed this Agreement; (ii) after the Separation Date, Employee has signed the release attached to this Agreement as Exhibit B (the “Release”) within the consideration period identified in the Release; (iii) Employee has not rescinded the Release within the rescission period set forth in the Release; and (iv) Employee has not breached Employee’s obligations under this Agreement, the Release, the Protective Covenants Agreement or the Confidentiality Agreement during or after the Transition Period.

5.        Return Of Property. Upon termination of Employee’s services to Evine, or at any earlier time upon request from Evine, Employee shall deliver promptly to Evine all Evine property that is in Employee’s possession or under Employee’s control, including without limitation any computers, cellular telephones, credit cards, keys, records, files, documents, data, computer disks and other computer storage media.

6.       Confidentiality. Employee shall keep the terms of this Agreement and its Exhibits confidential and shall not disclose such terms to anyone other than Employee’s attorneys, accountants, tax advisors, or spouse, except as authorized or required by law or as permitted under the terms of the Release.

7.       Entire Agreement. This Agreement and its Exhibits constitute the entire agreement between Employee and Evine with respect to the subject matter of this Agreement, including the termination of Employee’s employment with Evine, and Evine and Employee agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement and its Exhibits. Notwithstanding the foregoing, nothing in this Agreement shall supersede or replace the Protective Covenants Agreement, the Confidentiality Agreement, the Executive Severance Plan or the Equity Awards, each of which shall remain in full force and effect in accordance with their terms.

8.       Amendment. This Agreement may be amended only by a writing that is signed by Employee and Evine.

9.       Waiver. No term or condition of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom the enforcement of the waiver is sought. The waiver by Evine of the breach or nonperformance of any provision of this Agreement by Employee will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement.

10.       Governing Law and Jurisdiction. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought only in the federal or state courts of Minnesota, with venue in Hennepin County, Minnesota. I consent to jurisdiction and venue therein, and waive any objection to lack of personal jurisdiction or inconvenient forum.

11.        Severability. In case any one or more of the provisions of this Agreement or the Release is determined invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement or the Release will not in any way be affected or impaired thereby, except by application of the provisions of the Savings Clause in Section 12 below.

12.        Savings Clause. The parties agree that the scope and terms of this Agreement and the Release are reasonable and it is the parties’ intent and desire that this Agreement and the Release be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any particular provision of this Agreement or the Release shall be adjudicated to be invalid or unenforceable, the parties authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement and the Release, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law.

13.        Heirs, Successors, and Assigns. This Agreement and the Release shall be binding upon Employee and upon his heirs, administrators, representatives, or executors, and upon Evine’s successors or assigns. No assignment of this Agreement or the Release shall be made by Employee, and any such purported assignment shall be null and void. Evine may assign its rights or obligations under this Agreement and the Release to any successor or assign of Evine without further consent by Employee.

14.       Legal Advice. Employee acknowledges that he has had adequate opportunity to consult an attorney before executing this Agreement.

[Signature page follows]

Dated: April 11, 2018	/s/ Timothy Peterman
Timothy Peterman

Dated: April 11, 2018	Evine Live Inc.

	By:	/s/ Lori Riley

	Its:	SVP, Chief Human Resources Officer

[Signature Page Peterman Transition and Separation Agreement]

CONFIDENTIAL

EXHIBIT A

TIMOTHY PETERMAN EQUITY AWARDS

Date	Agreement	No. of Shares Covered:	Vesting Schedule		Performance Period
Grant Date: March 30, 2015 Expiration Date: March 30, 2025	Incentive Stock Option Award Agreement	30,794	March 30, 2016 March 30, 2017 March 30, 2018	10,265 10,265 10,264	N/A
Grant Date: March 28, 2016 Expiration Date: March 28, 2026	Incentive Stock Option Award Agreement	168,117	March 28, 2017 March 28, 2018 March 28, 2019	56,039 56,039 56,039	N/A
Grant Date: March 27, 2017 Expiration Date: March 27, 2027	Incentive Stock Option Award Agreement	159,957	March 27, 2018 March 27, 2019 March 27, 2020	53,319 53,319 53,319	N/A
Grant Date: March 30, 2015	Performance Stock Unit Award Agreement	19,966	March 30, 2018	N/A	February 1, 2015 -- January 31, 2018
Grant Date: March 28, 2016	Performance Stock Unit Award Agreement	114,294	March 28, 2019	N/A	February 1, 2016 -- January 31, 2019
Grant Date: March 27, 2017	Performance Stock Unit Award Agreement	97,203	March 27, 2020	N/A	February 1, 2017 -- January 31, 2020

CONFIDENTIAL

EXHIBIT B

RELEASE BY TIMOTHY PETERMAN

Definitions. I intend all words used in this Release by Timothy Peterman (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me (Timothy Peterman) and anyone who has or obtains any legal rights or claims through me.

B.	Evine means Evine Live Inc., any company related to Evine Live Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Evine Live Inc.

C.	Company means Evine, the present and past officers, committees, and directors of Evine; any employee benefit plan sponsored or contributed to by Evine; any entity providing insurance to Evine in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by Evine (other than multiemployer plans); the attorneys for Evine; and anyone who acted on behalf of Evine or on instructions from Evine (including without limitation employees of Evine acting in a representative capacity).

D.	Employment Letter means the letter outlining my Evine employment terms from Evine dated May 22, 2017.

E.	Confidentiality Agreement means the Assignment and Confidentiality Agreement by and between me and Evine, signed by me on March 30, 2015.

F.	Protective Covenants Agreement means the Protective Covenants Agreement by and between me and Evine, signed by me on March 21, 2015.

G.	Equity Awards includes (and is limited to) the applicable equity award documents related to the equity awards identified in Exhibit A to the Agreement.

H.	Executive Severance Plan means the Evine Live Inc. Executives’ Severance Benefit Plan dated effective as of July 25, 2016.

I.	Separation Agreement means the Transition and Separation Agreement by and between me and Evine dated effective April 10, 2018.

J.	Separation Date means ________June 1_______, 2018.

K.	Consideration means the consideration I am eligible to receive under Section 5(b) and Section 7(b) of the Executive Severance Plan, subject to Section 6(b) and the other terms of the Executive Severance Plan, the Separation Agreement and this Release.

CONFIDENTIAL

L.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, whether I now know about such rights or not, including without limitation:

1.	all claims arising out of or relating to my employment with Evine or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, failure to accommodate, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Minnesota Human Rights Act, Minnesota Statute Chapter 181, the Fair Credit Reporting Act, and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82);

4.	all claims for alleged wrongful discharge; breach of the Employment Letter; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, paid time off, perquisites, relocation expenses, immigration expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys' fees, costs, and interest.

CONFIDENTIAL

However, My Claims do not include any claims that the law does not allow to be waived; any claims that may arise after the date on which I sign this Release; any rights that I may have under any Equity Awards (which are subject to the terms and conditions of the Equity Awards); any claims I may have for accrued benefits under any employee benefit plan sponsored by the Company in which I am a participant; or any claims for indemnification as an officer, director or employee of the Company.

Release My Claims. I will receive the Consideration from Evine if I sign and do not rescind this Release as provided below and if I comply with all continuing obligations I have under this Release, the Executive Severance Plan, the Separation Agreement, the Protective Covenants Agreement and the Confidentiality Agreement. I understand and acknowledge that the Consideration includes valuable consideration in addition to anything of value that I would be entitled to receive from Evine if I did not sign this Release or if I rescinded this Release. In exchange for the Consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The Consideration that I am receiving is a fair compromise for the release of My Claims. However, I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Additional Agreements and Understandings. Even though Evine will provide the Consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except as required or authorized by law.

No Unlawful Restriction. I understand and agree that nothing in this Release is intended to or will: (a) impose any condition, penalty, or other limitation on my rights to challenge this Release; (b) constitute an unlawful release of my rights; or (c) prevent or interfere with my ability or right to provide truthful testimony if under subpoena to do so, to file any charge with or participate in any investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local governmental agency, or to respond to a subpoena, court order or as otherwise provided by law.

Acknowledgement of Obligations Under the Executive Severance Plan, the Separation Agreement, the Protective Covenants Agreement, and the Confidentiality Agreement. I acknowledge and agree that I remain bound by all terms of the Executive Severance Plan, the Separation Agreement, the Protective Covenants Agreement and the Confidentiality Agreement that survive the Separation Date, and that nothing in this Release is intended to, and this Release does not, modify such terms.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

CONFIDENTIAL

Period to Consider the Release. I understand that I have 21 days after the Separation Date, not counting the Separation Date, to consider whether I wish to sign this Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day period. I understand and agree that I may not sign this Release prior to my Separation Date.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Evine by hand or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Evine by hand or by mail within the 15-day rescission period. All deliveries must be made to Evine at the following address:

Evine Live Inc.

6740 Shady Oak Rd.

Eden Prairie, MN 55344

Attn: Andrea Fike, SVP & General Counsel

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; (2) properly addressed to Evine at the address stated above; and (3) sent by certified mail, return receipt requested.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Release, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Release shall be brought only in the federal or state courts of Minnesota, with venue in Hennepin County, Minnesota. I consent to jurisdiction and venue therein, and waive any objection to lack of personal jurisdiction or inconvenient forum.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Evine. No child support orders, garnishment orders, or other orders requiring that money owed to me by Evine be paid to any other person are now in effect.

CONFIDENTIAL

I represent and confirm that, except with respect to any rights I have under the Equity Awards (which are subject to the terms and conditions of the Equity Awards), I have been fully paid for all wages, commissions, bonuses, equity and other compensation that I earned during my employment with Evine or that were due to me in connection with the termination of that employment.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release, the Executive Severance Plan, the Separation Agreement, the Protective Covenants Agreement and the Confidentiality Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated:

Timothy Peterman